We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option and Incentive Plan of Champion Enterprises, Inc. for the registration of 3,350,000 shares of its common stock, of our report dated May 17, 1996, with respect to the consolidated financial statements of Redman Industries, Inc. for the year ended March 29, 1996, included in Champion Enterprises, Inc.'s Annual Report (Form 10-K) for the year ended January 3, 1998, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ ERNST & YOUNG LLP

Dallas, Texas
August 26, 1998